                                                                Exhibit 12.01(a)


                   NORTHERN STATES POWER COMPANY -- MINNESOTA

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES


                                                                        YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                         2003        2002         2001        2000        1999
                                                      ----------   ---------   ---------   ----------   ---------
                                                                     (IN THOUSANDS, EXCEPT RATIOS)
EARNINGS:
   Net income                                         $  192,942   $ 200,222   $ 207,865   $  111,224   $ 158,980
   Provisions for Federal and state taxes on income       76,524     108,141     132,732       92,191      97,431
   Fixed charges as below                                144,950     123,220     112,780      146,192     125,431
   Less: Undistributed equity in earnings of
     unconsolidated affiliates                                --          --          --           --          --
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $  414,416   $ 431,583   $ 453,377   $  349,607   $ 381,842
                                                      ==========   =========   =========   ==========   =========
FIXED CHARGES:
   Interest charges, excluding AFC -- debt            $  135,763   $ 107,470   $  97,030   $  130,442   $ 109,681
   Distributions on redeemable preferred
     securities of subsidiary trust                        9,187      15,750      15,750       15,750      15,750
                                                      ----------   ---------   ---------   ----------   ---------
      Total                                           $  144,950   $ 123,220   $ 112,780   $  146,192   $ 125,431
                                                      ==========   =========   =========   ==========   =========
RATIO OF EARNINGS TO FIXED CHARGES                           2.9         3.5         4.0          2.4         3.0
                                                      ==========   =========   =========   ==========   =========

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